Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statement (Form S-8) pertaining to the Amended and Restated 2016 Equity Incentive Plan of Infinera Corporation of our reports dated May 17, 2024, with respect to the consolidated financial statements and schedule of Infinera Corporation and the effectiveness of internal control over financial reporting of Infinera Corporation included in its Annual Report (Form 10-K) of Infinera Corporation for the year ended December 30, 2023, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California
June 13, 2024